Exhibit (a)(5)(G)

August 17, 2012

MELROSE PLC

FINAL REGULATORY APPROVALS RECEIVED FOR MELROSE’S TENDER
OFFER FOR ELSTER

Melrose PLC (“Melrose”) announced today that antitrust clearances in Ukraine and Russia were received, respectively, on August 16, 2012 and August 17, 2012, with respect to the tender offer by Mintford AG (“Bidder”), an indirect wholly owned subsidiary of Melrose, for 100% of the outstanding ordinary shares and American Depositary Shares of Elster Group SE (“Elster”).  As previously announced, Melrose received the approval of the European Commission on August 3, 2012 and, in the United States, early termination of the HSR Act waiting period was granted on July 9, 2012.  Accordingly, all regulatory approvals conditions to the tender offer have been satisfied.

As of 5:00 pm New York City time on August 16, 2012, 17,412,069 ordinary shares of Elster and 24,308,719 American Depositary Shares of Elster had been tendered. These ordinary shares and American Depositary Shares represent collectively approximately 83.24% of the total share capital of Elster as of such time.

The tender offer is scheduled to expire at 12:00 Midnight, New York City time, on August 22, 2012, unless the tender offer is extended or earlier terminated in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and the terms of the investment agreement among Elster, Melrose and Bidder.

Enquiries:

M: Communications (PR Adviser to Melrose)

+44 (0) 20 7920 2330

Nick Miles

Ann-Marie Wilkinson

Andrew Benbow

Forward Looking Statements

This announcement contains (or may contain) certain forward-looking statements with respect to certain of Melrose’s current expectations and projections about future events. These statements, which sometimes use words such as “anticipate”, “believe”, “intend”, “estimate”, “expect”, “will”, “shall”, “may”, “aim”, “predict”, “should”, “continue” and words of similar meaning and/or other similar expressions that are predictions of or indicate future events and/or future trends, reflect the directors’ beliefs and expectations at the date of this announcement and involve a number of risks, uncertainties and assumptions that could cause actual results and performance to differ materially from any expected future results or performance expressed or implied by the forward-looking statement.

Statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. The information contained in this announcement is subject to change without notice and, except as required by applicable law, neither Melrose nor any of its affiliates assumes any responsibility or obligation to update publicly or review any of the forward-looking statements contained herein. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement.

Additional Information

This announcement is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ordinary shares of Elster or American Depositary Shares of Elster. The solicitation of offers to buy ordinary shares of Elster or American Depositary Shares of Elster will only be made pursuant to the offer to purchase, the letters of transmittal and related documents which were filed with the Securities and Exchange Commission (“SEC”) on July 9, 2012. Elster security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement that was filed by Elster on July 9, 2012 regarding the tender offer as they contain important information. Elster security holders may obtain free copies of these statements and other documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agent for the tender offer. The solicitation/recommendation statement and related documents may be obtained by directing such requests to Elster.

This announcement is for information purposes only and shall not constitute an offer to buy, sell, issue or subscribe for, or the solicitation of an offer to buy, sell, issue, or subscribe for, any securities in Melrose or any other entity. No securities of Melrose have been or will be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an exemption from registration thereunder.